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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statement (No. 333-87958 and 333-127367) on Form S-8 of Regal Entertainment Group of our report dated February 27, 2009, with respect to the consolidated balance sheets of Regal Entertainment Group as of January 1, 2009 and December 27, 2007, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 1, 2009, and the effectiveness of internal control over financial reporting as of January 1, 2009, which report appears in the January 1, 2009 annual report on Form 10-K of Regal Entertainment Group.

        Our report refers to the adoption of Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment effective December 30, 2005, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes effective December 29, 2006.

/s/ KPMG LLP

Nashville, TN
February 27, 2009

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Consent of Independent Registered Public Accounting Firm